Exhibit 23.1


                         Independent Auditors' Consent



The Board of Directors
Dollar Tree Stores, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-92812, 33-92814, 33-92816, 333-38735, 333-61139, 333-41428 and 333-35916) on
Forms S-3 and S-8 of Dollar Tree Stores, Inc., of our report dated January 23, 2001 relating to the consolidated balance sheets of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated income statements, statements of shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report is included herein.



/s/ KPMG LLP


Norfolk, Virginia
March 28, 2001